Exhibit 99.1

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ALTABANCORPTM REPORTS SECOND QUARTER 2020 RESULTS

Second Quarter 2020 Highlights

▪	Total assets grew $754 million, or 33%, year-over-year to $3.1 billion at June 30, 2020.
▪	Total deposits grew $631 million, or 32%, year-over-year to $2.6 billion at June 30, 2020.
▪

Loans declined $13.6 million, or 0.8%, year-over-year to $1.7 billion as the Company has further tightened underwriting standards and reduced loan concentrations, which was offset by the funding of $84.6 million in SBA PPP loans.

▪	Cash and liquid investments securities totaled $1.3 billion, or 42% of total assets, at June 30, 2020.
▪

Tangible equity plus allowance for credit losses totaled $364 million, or 22.0% of total loans held for investment, at June 30, 2020, which provides overall credit protection for both expected and unexpected credit losses in the Company’s loan portfolio.

▪	Tangible book value per share increased 13.5% year-over-year to $17.12 at June 30, 2020.
▪	Return on average assets was 1.65% and return on average equity was 12.55% for the six months ended June 30, 2020.

AMERICAN FORK, UTAH, July 29, 2020 – AltabancorpTM (Nasdaq: ALTA) (the “Company” or “Alta”) reported net income of $10.3 million for the second quarter of 2020 compared with $10.8 million for the first quarter of 2020, and $11.0 million for the second quarter of 2019.  Diluted earnings per common share were $0.55 for the second quarter of 2020 compared with $0.57 for the first quarter of 2020, and $0.58 for the second quarter of 2019.

Annualized return on average assets was 1.52% for the second quarter of 2020 compared with 1.80% for the first quarter of 2020, and 1.96% for the second quarter of 2019. Annualized return on average equity was 12.06% for the second quarter of 2020 compared with 13.05% for the first quarter of 2020, and 14.33% for the second quarter of 2019.

The Board of Directors declared a quarterly dividend payment of $0.13 per common share. The dividend will be payable on August 17, 2020 to shareholders of record as of August 10, 2020. The dividend payout ratio for earnings for the second quarter of 2020 was 24%. This continues the over 50-year trend of paying dividends by the Company.

“As with most businesses, we have been significantly impacted by the COVID-19 pandemic.  Our first priority has been the safety and stability of our associates and their families.  Next, we directed our attention to our clients, who were financially impacted by the sudden and substantial negative economic effects of the pandemic.  We have offered to date payment relief to approximately 435 business and 108 individual clients on approximately $327 million in outstanding loan balances,” said Len Williams, President and Chief Executive Officer of AltabancorpTM.

“In addition, we funded $84.6 million in Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans to approximately 333 businesses.  We will continue to work together with our clients to ensure that we can provide financial solutions to assist them on their path to recovery as we overcome the pandemic.”

Mr. Williams continued, “Our strong balance sheet provides safety and security to our stakeholders as we work through the negative effects of the economic shutdown.  We believe our balance sheet strength is reflected in the level of allowance for credit losses held by us and our strong regulatory capital position.  In addition, our focus to reduce loan concentrations in our ADC and commercial real estate portfolios and the tightening of our overall underwriting standards over the past couple of years will help to mitigate the negative effects the pandemic may have on our loan portfolio. Lastly, our strong liquidity position provides us the flexibility to aggressively grow as the economy recovers.”

Loans and Credit Quality

Loans held for investment declined $13.6 million, or 0.8%, to $1.66 billion at June 30, 2020 compared with $1.67 billion at June 30, 2019.  Quarter-to-date average loans increased $6.7 million, or 0.40%, to $1.69 billion for both the three months ended June 30, 2020 and June 30, 2019.

The Company offered temporary loan payment relief to 435 businesses and 108 individuals totaling approximately $327 million, or 19.7% of total loans, excluding SBA PPP loans, to address cash flow challenges for those impacted by the COVID-19 pandemic.  Of the $327 million in loans, where the payments were deferred, 89.54% were on loans that were secured by real estate with a weighted average loan to value (“LTV”) ratio of approximately 50%.  Loans that the Company has offered temporary loan payment relief included approximately $88.5 million that the Company has identified as higher risk business sectors, including hotels, retail, restaurants and assisted living centers.  The Company expects to reamortize each loan at the end of the payment deferral period to extend the maturity date rather than retain the original maturity date with a balloon payment upon maturity.  The Company believes this approach provides its clients with the short-term payment relief they need to address the negative cash flow effects resulting from the pandemic and mitigates unusual large cash outlays after the deferment.

The Company funded 333 applications from businesses that participated in the SBA PPP for a total of $84.6 million.  The SBA announced that they would begin taking applications for loan forgiveness on August 10, 2020, at which time the Company will immediately begin filing such applications.

The allowance for credit losses increased $14.6 million, or 52.23%, to $42.7 million at June 30, 2020 compared with $28.0 million the same period a year ago.  The allowance for credit losses to loans held for investment was 2.57% (2.71%, excluding SBA PPP Loans) at June 30, 2020 compared with 1.68% at June 30, 2019.  Remaining accretable discounts on non-purchased credit deteriorated loans was $2.9 million at June 30, 2020, which provides additional protection.

Non-performing loans decreased to $6.4 million at June 30, 2020 compared with $8.8 million at December 31, 2019.  Non-performing loans to total loans were 0.39% at June 30, 2020 compared with 0.53% at December 31, 2019.  Non-performing assets decreased to $6.4 million at June 30, 2020 compared with $8.8 million at December 31, 2019.  Non-performing assets to total assets were 0.21% at June 30, 2020 compared with 0.37% at December 31, 2019.

Commenting on the credit quality trends, Mr. Williams said, “While we’re pleased with the positive credit quality trends we experienced year to date, we do not expect these trends to continue short-term as both governmental and our bank relief programs start to wind down in the third quarter.  The severity of the impact to our credit quality trends will depend upon the length of time that businesses and individuals are negatively impacted by the COVID-19 pandemic and the timing and level of recovery that occurs post-pandemic.”

Mr. Williams continued, “The economy for the State of Utah was performing better than most states and the national averages going into the pandemic and is experiencing a more rapid recovery coming out of the pandemic.  The unemployment rate for the nation was 3.5% at February 28, 2020, rose to 14.7% at April 30, 2020, and recovered to 11.1% at June 30, 2020.  The unemployment rate for the State of Utah was 2.5% at February 28, 2020, rose to 10.4% at April 30, 2020, and recovered to 5.1% at June 30, 2020, which is the second lowest unemployment rate of any State in the United States.  Nationally, total jobs increased by 1.6% year-over-year at February 28, 2020, fell to (13.4)% at April 30, 2020, and has recovered to (8.6)% at June 30, 2020.  Total jobs increased year-over-year for the State of Utah to 2.4% at February 28, 2020, fell to (7.2)% at April 30, 2020, and has recovered to (2.7)% at June 30, 2020.  This is the lowest year-over-year change jobs of any State in the United States.  Despite the negative effects that the pandemic has had on the overall year-over-year change in jobs in Utah at the end of the second quarter, construction jobs have actually increased 8.7%, which we believe is a leading indicator of the beginning of an economic recovery in Utah.  We believe that Utah will continue to outperform other states and the nation as a whole as we continue to recover from the negative economic effects of the pandemic.”

Deposits and Liabilities

Total deposits increased $631 million, or 31.86%, to $2.61 billion at June 30, 2020 compared with $1.98 billion at June 30, 2019.  Non-interest bearing deposits increased $278 million, or 39.36%, to $985 million at June 30, 2020 compared with the same period a year earlier, and interest bearing deposits increased, $353 million, or 27.70%, to $1.63 billion at June 30, 2020 compared with the same period a year ago.  Non-interest-bearing deposits to total deposits was 37.71% as of June 30, 2020 compared with 35.68% as of June 30, 2019.

Commenting on the significant increase in deposits, Mr. Williams said, “The increase in total deposits is primarily the result of both governmental and bank relief programs, and businesses and consumers actively conserving cash to try to counter the negative effects of the shutdown in the economy from the COVID-19 pandemic.  In particular, we have seen that many of our borrowers, who requested payment deferments, have held on to their cash that would have otherwise been used to make their monthly payments, and approximately 15% of borrowers, who requested a loan deferral, have continued to make their monthly payment.  We anticipate that total deposits will decline through the remainder of the year as businesses and individuals pay Federal and state taxes that were postponed by government agencies to address the pandemic; borrowers begin to make payments again on loans where payments were deferred; and cash reserves are used by both businesses and consumers to address any shortfalls in income resulting from the pandemic.”

Shareholders’ Equity

Shareholders’ equity increased by $37.3 million, or 11.93%, to $350 million at June 30, 2020 compared with $313 million at June 30, 2019. The increase resulted primarily from net income earned during the intervening periods; change in accumulated other comprehensive income resulting from changes in the fair market value of investment securities available for sale, offset by cash dividends paid to shareholders.

Leverage capital ratio was 11.68% at June 30, 2020 compared with 12.78% at June 30, 2019.  Total risk-based capital ratio was 19.20% at June 30, 2020 compared with 17.24% at June 30, 2019.  The Company’s leverage capital ratio was impacted by the significant increase in total assets resulting from the increase in total deposits, while the Company’s total risk-based capital was not similarly affected as the funds received from the increase in deposits were held in low risk-weighted cash and investment securities.

Net Interest Income and Margin

For the three months ended June 30, 2020, net interest income decreased $1.9 million, or 6.97%, to $25.8 million compared with $27.7 million for the same period a year earlier.  The decrease is primarily the result of net interest margins narrowing 128 basis points to 3.96% for the same comparable periods offset by average interest earning assets increasing $494 million, or 23.30%, to $2.6 billion for the same comparable periods.  The narrowing of net interest margins is primarily the result of the Federal Reserve reducing benchmark rates to almost zero and an increase in the average amount of lower yielding cash and investment securities held by the Company stemming from average core deposits increasing $232 million, or 18.24%, for the same respective periods.  The percentage of average loans to total average interest earning assets decreased to 64.75% for the three months ended June 30, 2020 compared with 79.52% for the same period a year earlier.

Yields on interest earning assets declined 147 basis points to 4.21% for the three months ended June 30, 2020 compared with 5.68% for the same period a year earlier.  The decline in yields on interest earning assets is primarily the result of the average amount of cash and investment securities held by the Company increasing $487 million, or 112.79%, to $919 million for the same comparable periods with the yield on cash and securities decreasing 59 basis points to 1.63% for the same comparable periods.

In addition, the yield on loans declined 96 basis points for the same comparable periods and average loans outstanding increased $6.7 million, or 0.40%, to $1.69 billion for the same comparable periods.  Yields on loans were negatively impacted by the lower yield on SBA PPP loans.  For the three months ended June 30, 2020, the yield on SBA PPP loans was 2.77%, including the amortization of deferred fees and costs recognized over the contractual term of the loans.  The Company expects that the yield on SBA PPP loans will increase as it begins the process of loan forgiveness with the SBA.

For the three months ended June 30, 2020, total cost of interest bearing liabilities decreased 31 basis points to 0.43% compared with 0.74% for the same period a year earlier, and is the result of the cost of interest bearing deposits decreasing 31 basis points to 0.43% compared with 0.74% for the same period a year ago.  For the three months ended June 30, 2020, the total cost of funds decreased 22 basis points to 0.27% compared with 0.49% for the same period a year ago.

For the three months ended June 30, 2020, acquisition accounting adjustments, including the accretion of loan discounts and fair value amortization on time deposits, added 5 basis points to net interest margin.

For the six months ended June 30, 2020, net interest income decreased $1.6 million, or 2.96%, to $53.0 million compared with $54.6 million for the same period a year earlier.  The decrease is primarily the result of the narrowing of net interest margins resulting from the Federal Reserve reducing benchmark rates to almost zero and an increase in the average amount of lower yielding cash and investment securities held by the Company stemming from average core deposits increasing $178 million, or 14.22%, for the same respective periods.  The percentage of average loans to total average interest earning assets decreased to 68.82% for the six months ended June 30, 2020 compared with 80.37% for the same period a year earlier.  This decrease was offset by average interest earning assets increasing $358 million, or 17.13%, to $2.5 billion for the same comparable periods.

Yields on interest earning assets declined 105 basis points to 4.66% for the six months ended June 30, 2020 compared with 5.71% for the same period a year earlier.  The decline in yields on interest earning assets is primarily the result of the average amount of cash and investment securities held by the Company increasing $353 million, or 86.58%, to $761 million for the same comparable periods with the yield on cash and securities decreasing 35 basis points to 1.89% for the same comparable periods.  In addition, the yield on loans declined 64 basis points for the same comparable periods and average loans outstanding increased $5.2 million, or 0.31%, to $1.69 billion for the same comparable periods.

For the six months ended June 30, 2020, total cost of interest bearing liabilities decreased 21 basis points to 0.53% compared with 0.74% for the same period a year earlier, and is the result of the cost of interest bearing deposits decreasing 20 basis points to 0.53% compared with 0.73% for the same period a year ago.  For the six months ended June 30, 2020, the total cost of funds decreased 15 basis points to 0.34% compared with 0.49% for the same period a year ago.

For the six months ended June 30, 2020, acquisition accounting adjustments, including the accretion of loan discounts and fair value amortization on time deposits, added 10 basis points to net interest margin.

The Company expects its net interest income and net interest margins to continue to be adversely impacted in future periods because of the Federal Reserve lowering benchmark rates to near zero and the current asset mix of the Company’s balance sheet.  The amount of the impact is dependent upon the length in time that the Federal Reserve holds benchmark rates to near zero, and the amount of time the Company holds a higher percentage of low yielding cash and investment securities.

Provision for Credit Losses

For the three months ended June 30, 2020, provision for credit losses was $2.1 million compared with $2.2 million for the same period a year earlier.  For the three months ended June 30, 2020, the Company incurred net charge-offs of $0.7 million compared with net charge-offs less than $0.1 million for the same period a year ago.  The decrease in provision for credit losses in the three months ended June 30, 2020 is due primarily to no loan growth quarter-over-quarter offset by higher charge-offs in the second quarter.

For the six months ended June 30, 2020, provision for credit losses was $2.8 million compared with $3.7 million for the same period a year earlier.  For the six months ended June 30, 2020, the Company incurred net charge-offs of $1.0 million compared with net charge-offs of $0.9 million for the same period a year ago.  The decrease in provision for credit losses in the six months ended June 30, 2020 is due primarily to a decrease of reserves on individually evaluated loans and no loan growth during the six months ended June 30, 2020.

Noninterest Income

For the three months ended June 30, 2020, noninterest income increased $2.5 million, or 69.98%, to $6.1 million compared with $3.6 million the same period a year ago.  The increase was primarily due to a $1.4 million increase in mortgage banking income resulting from higher loan volume of refinanced mortgages, which was driven by a lower interest rate environment for the same comparable periods.  Total loans sold increased $27.9 million, or 58.37%, to $75.7 million for the three months ended June 30, 2020, compared with $47.8 million for the same period a year earlier.  In addition, the Company recorded a $1.4 million gain on sale of investment securities in the second quarter of 2020 as it sold $48 million of securities to re-balance its investment securities portfolio.

For the six months ended June 30, 2020, noninterest income increased $2.9 million, or 42.12%, to $9.9 million compared with $6.9 million the same period a year ago.  The increase was primarily due to a $1.7 million increase in mortgage banking income resulting from higher loan volume of refinanced mortgages, which was driven by a lower interest rate environment for the same comparable periods and gains on sale of investment securities.  Total loans sold increased $34.9 million, or 38.31%, to $126 million for the six months ended June 30, 2020, compared with $91.1 million for the same period a year ago.

Noninterest Expense

For the three months ended June 30, 2020, noninterest expense was $16.3 million compared with $14.7 million for the same period a year earlier.  For the three months ended June 30, 2020, the Company’s efficiency ratio was 51.01% compared with 46.93% for the same period a year ago.

The increase in noninterest expense for the three months ended June 30, 2020 was primarily the result of higher salaries and employee benefits resulting from higher incentive payments made primarily to mortgage loan officers, higher data processing costs and higher marketing and advertising costs.  These higher amounts were partially offset by lower occupancy, equipment and depreciation costs.

For the six months ended June 30, 2020, noninterest expense was $32.4 million compared with $29.6 million for the same period a year earlier.  For the six months ended June 30, 2020, the Company’s efficiency ratio was 51.60% compared with 48.11% for the same period a year ago.

The increase in noninterest expense for the six months ended June 30, 2020 was primarily the result of higher salaries and employee benefits resulting from higher incentive payments made primarily to mortgage loan officers, higher data processing costs and higher marketing and advertising costs.  These higher amounts were partially offset by lower occupancy, equipment and depreciation costs.

“As we look forward, we anticipate that net interest margins will remain narrow, given the Federal Reserve’s outlook that interest rates will remain near zero through at least 2022,” said Mark Olson, Chief Financial Officer for AltabancorpTM .  “As a result, we are reviewing our overall costs to determine how we can operate our platform more efficiently and effectively, while retaining our high-touch client experience.  We anticipate making changes over the next several quarters to improve our operating leverage.”

Income Tax Provision

For the three months ended June 30, 2020, income tax expense was $3.2 million compared with $3.5 million for the same period a year earlier.  For the three months ended June 30, 2020, the effective tax rate was 23.59% compared with 24.05% for the same period a year ago.

For the six months ended June 30, 2020, income tax expense was $6.6 million compared with $6.8 million for the same period a year earlier.  For the six months ended June 30, 2020, the effective tax rate was 23.73% compared with 23.91% for the same period a year ago.

Conference Call and Webcast

Management will host a conference call on Thursday, July 30, 2020 at 10:00 a.m. MDT (12:00 p.m. EDT) to discuss its financial performance.  Interested investors may listen to the call live at www.altabancorp.com.  Investment professionals are invited to dial 888-317-6003 (international calls 412-317-6061) and the participant entry number is 7989407. Please dial in 10-15 minutes early so the name and company information may be collected prior to the start of the conference.

If you are unable to participate during the live webcast, the call will be archived on our website www.altabancorp.com or at the same URL for one month after the call. Forward-looking and other material information may be discussed on this conference call.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, the duration and impact of the COVID-19 pandemic, natural disasters, general economic conditions, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in its Form 10-K and various securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

About AltabancorpTM

AltabancorpTM (Nasdaq: ALTA) is the bank holding company for AltabankTM, a full-service bank, providing loans, deposit and cash management services to businesses and individuals through 26 branch locations from Preston, Idaho to St. George, Utah. AltabankTM is the largest community bank in Utah. Our clients have direct access to bankers and decision-makers who work with clients to understand their specific needs and offer customized financial solutions. AltabankTM has been serving communities in Utah and southern Idaho for more than 100 years.  More information about AltabankTM is available at www.altabank.com.  More information about AltabancorpTM is available at www.altabancorp.com.

Investor Relations Contact

Mark K. Olson

Executive Vice President and Chief Financial Officer

AltabancorpTM

1 East Main Street

American Fork UT 84003

investorrelations@altabancorp.com

Phone: 801-642-3998

ALTABANCORPTM

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Six Months Ended
(Dollars in thousands, except share	June 30,	March 31,	June 30,	June 30,	June 30,
and per share amounts)	2020	2020	2019	2020	2019
Interest income
Interest and fees on loans	$23,649	$25,925	$27,628	$49,574	$54,608
Interest and dividends on investments	3,753	3,459	2,422	7,212	4,594
Total interest income	27,402	29,384	30,050	56,786	59,202
Interest expense	1,613	2,163	2,330	3,776	4,575
Net interest income	25,789	27,221	27,720	53,010	54,627
Provision for credit losses	2,100	650	2,150	2,750	3,700
Net interest income after provision for loan losses	23,689	26,571	25,570	50,260	50,927
Non-interest income
Mortgage banking	3,036	1,710	1,621	4,746	3,038
Card processing	917	707	814	1,624	1,429
Service charges on deposit accounts	763	780	705	1,543	1,362
Net gain on sale of investment securities	1,441	-	-	1,441	-
Other	(41)	543	458	502	1,106
Total non-interest income	6,116	3,740	3,598	9,856	6,935
Non-interest expense
Salaries and employee benefits	10,786	10,844	9,526	21,630	19,412
Occupancy, equipment and depreciation	831	1,539	1,558	2,370	3,014
Data processing	2,383	1,136	1,018	3,519	1,982
Marketing and advertising	339	432	226	771	342
FDIC premiums	165	-	148	165	238
Other	1,771	2,210	2,223	3,981	4,627
Total non-interest expense	16,275	16,161	14,699	32,436	29,615
Income before income tax expense	13,530	14,150	14,469	27,680	28,247
Income tax expense	3,192	3,377	3,480	6,569	6,753
Net income	$10,338	$10,773	$10,989	$21,111	$21,494

Earnings per common share:
Basic	$0.55	$0.57	$0.58	$1.12	$1.14
Diluted	$0.55	$0.57	$0.58	$1.11	$1.13

Weighted average common shares outstanding:
Basic	18,789,561	18,884,857	18,805,760	18,837,209	18,793,553
Diluted	18,932,511	19,038,127	19,007,297	18,985,319	18,998,480

ALTABANCORPTM

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands, except share amounts)	2020	2020	2019	2019
ASSETS
Cash and due from banks	$47,088	$36,203	$38,987	$38,121
Interest-bearing deposits	275,920	120,176	171,955	64,064
Federal funds sold	829	1,248	1,039	90,281
Total cash and cash equivalents	323,837	157,627	211,981	192,466
Investment securities:
Available for sale, at fair value	973,457	577,000	405,995	334,762
Non-marketable equity securities	2,890	2,890	2,623	2,623
Loans held for sale	29,264	21,572	18,669	18,446
Loans:
Loans held for investment	1,659,018	1,642,516	1,680,918	1,672,584
Allowance for credit losses	(42,683)	(41,253)	(31,426)	(28,039)
Total loans held for investment, net	1,616,335	1,601,263	1,649,492	1,644,545
Premises and equipment, net	38,673	39,492	39,474	37,925
Goodwill	25,673	25,673	25,673	25,673
Bank-owned life insurance	27,330	27,184	27,037	26,734
Deferred income tax assets	8,586	8,003	9,716	9,178
Accrued interest receivable	11,682	8,464	7,904	8,642
Other intangibles	2,749	2,859	2,970	3,191
Other real estate owned	-	-	-	-
Other assets	5,169	4,985	4,800	7,680
Total assets	$3,065,645	$2,477,012	$2,406,334	$2,311,865

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$985,455	$737,001	$719,410	$707,135
Interest-bearing deposits	1,627,884	1,385,017	1,336,957	1,274,771
Total deposits	2,613,339	2,122,018	2,056,367	1,981,906
Short-term borrowings	83,490	-	-	-
Accrued interest payable	408	503	546	546
Other liabilities	18,278	14,354	17,059	16,614
Total liabilities	2,715,515	2,136,875	2,073,972	1,999,066

Shareholders’ equity:
Preferred shares, $0.01 par value	-	-	-	-
Common shares, $0.01 par value	188	188	189	188
Additional paid-in capital	86,721	86,318	87,913	87,275
Retained earnings	252,032	244,325	242,878	224,950
Accumulated other comprehensive income/(loss)	11,189	9,306	1,382	386
Total shareholders’ equity	350,130	340,137	332,362	312,799
Total liabilities and shareholders’ equity	$3,065,645	$2,477,012	$2,406,334	$2,311,865

Common shares outstanding	18,793,217	18,787,810	18,870,498	18,819,332

ALTABANCORPTM

SUMMARY FINANCIAL INFORMATION

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands, except share amounts)	2020	2020	2019	2019
Selected Balance Sheet Information:
Book value per share	$18.63	$18.10	$17.61	$16.62
Tangible book value per share	$17.12	$16.59	$16.09	$15.09
Non-performing loans to total loans	0.39%	0.41%	0.53%	0.31%
Non-performing assets to total assets	0.21%	0.27%	0.37%	0.22%
Allowance for credit losses to loans held for investment	2.57%	2.51%	1.87%	1.68%
Loans to deposits	62.97%	76.48%	81.12%	83.91%

Asset Quality Data:
Non-performing loans	$6,388	$6,590	$8,814	$5,104
Non-performing assets	$6,388	$6,590	$8,814	$5,104

Capital Ratios:
Tier 1 leverage capital (1)	11.68%	12.74%	12.67%	12.78%
Total risk-based capital (1)	19.20%	18.62%	18.43%	17.24%
Average equity to average assets	12.57%	13.82%	13.63%	13.69%
Tangible common equity to tangible assets (2)	10.59%	12.73%	12.77%	12.44%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Selected Financial Information:
Basic earnings per share	$0.55	$0.57	$0.58	$1.12	$1.14
Diluted earnings per share	$0.55	$0.57	$0.58	$1.11	$1.13
Net interest margin (3)	3.96%	4.79%	5.24%	4.35%	5.27%
Efficiency ratio	51.01%	52.20%	46.93%	51.60%	48.11%
Non-interest income to average assets	0.90%	0.63%	0.64%	0.77%	0.63%
Non-interest expense to average assets	2.39%	2.71%	2.63%	2.54%	2.69%
Annualized return on average assets	1.52%	1.80%	1.96%	1.65%	1.96%
Annualized return on average equity	12.06%	13.05%	14.33%	12.55%	14.35%
Net charge-offs	$670	$289	$34	$959	$906
Annualized net charge-offs to average loans	0.16%	0.07%	0.01%	0.11%	0.11%

________________________________

(1)	Tier 1 leverage capital and Total risk-based capital as of June 30, 2020 are estimates.
(2)

Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets. Intangible assets were $28.4 million, $28.5 million, $28.6 million, and $28.9 million at June 30, 2020, March 31, 2020, December 31, 2019, and June 30, 2019, respectively.

(3)	Net interest margin is defined as net interest income divided by average earning assets.

ALTABANCORPTM

SELECTED AVERAGE BALANCES AND YIELDS

	Three Months Ended
	June 30, 2020			June 30, 2019
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning deposits in other banks and federal funds sold	$228,032	$52	0.09%	$88,654	$511	2.31%
Securities: (1)
Taxable securities	645,720	3,452	2.15%	276,993	1,572	2.28%
Non-taxable securities (2)	45,670	229	2.02%	66,425	312	1.88%
Total securities	691,390	3,681	2.14%	343,418	1,884	2.20%
Loans (3)
Real estate term	945,680	13,165	5.60%	902,214	13,447	5.98%
Construction and land development	257,561	4,157	6.49%	313,412	6,304	8.07%
Commercial and industrial	303,809	3,885	5.14%	294,488	5,255	7.16%
Residential and home equity	175,837	2,235	5.11%	161,299	2,371	5.89%
Consumer and other	11,306	207	7.38%	16,039	251	6.27%
Total loans	1,694,193	23,649	5.61%	1,687,452	27,628	6.57%

Non-marketable equity securities	2,890	20	2.79%	2,624	27	4.07%
Total interest-earning assets	2,616,505	27,402	4.21%	2,122,148	30,050	5.68%
Allowance for credit losses	(42,213)			(26,008)
Non-interest earning assets	167,969			149,431
Total average assets	$2,742,261			$2,245,571
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand and savings accounts	$911,270	539	0.24%	$815,687	1,034	0.51%
Money market accounts	416,458	505	0.49%	274,667	677	0.99%
Certificates of deposit	173,383	569	1.32%	179,241	619	1.39%
Total interest-bearing deposits	1,501,111	1,613	0.43%	1,269,595	2,330	0.74%
Short-term borrowings	24,410	-	0.00%	-	-	0.00%
Total interest-bearing liabilities	1,525,521	1,613	0.43%	1,269,595	2,330	0.74%
Non-interest bearing deposits	858,566			650,836
Total funding	2,384,087	1,613	0.27%	1,920,431	2,330	0.49%
Other non-interest bearing liabilities	13,490			17,610
Shareholders’ equity	344,684			307,530
Total average liabilities and shareholders’ equity	$2,742,261			$2,245,571
Net interest income		$25,789			$27,720
Interest rate spread			3.79%			4.94%
Net interest margin			3.96%			5.24%

________________________________

(1)	Excludes average unrealized gains (losses) of $11.5 million and ($2.7) million for the three months ended June 30, 2020 and 2019, respectively.
(2)	Does not include tax effect on tax-exempt investment security income of $76,000 and $104,000 for the three months ended June 30, 2020 and 2019, respectively.
(3)	Loan interest income includes loan fees of $1.7 million and $1.8 million for the three months ended June 30, 2020 and 2019, respectively.

ALTABANCORPTM

SELECTED AVERAGE BALANCES AND YIELDS

	Six Months Ended
	June 30, 2020			June 30, 2019
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning deposits in other banks and federal funds sold	$165,566	$368	0.45%	$63,016	$730	2.33%
Securities: (1)
Taxable securities	547,457	6,320	2.32%	276,948	3,176	2.31%
Non-taxable securities (2)	48,093	482	2.02%	67,965	634	1.88%
Total securities	595,550	6,802	2.30%	344,913	3,810	2.23%
Loans (3)
Real estate term	940,716	26,632	5.69%	895,700	26,494	5.96%
Construction and land development	267,641	9,181	6.90%	314,604	12,535	8.04%
Commercial and industrial	291,543	8,791	6.06%	295,668	10,383	7.08%
Residential and home equity	173,302	4,521	5.25%	158,813	4,687	5.95%
Consumer and other	13,208	449	6.84%	16,404	509	6.25%
Total loans	1,686,410	49,574	5.91%	1,681,189	54,608	6.55%

Non-marketable equity securities	2,764	42	3.04%	2,785	54	3.90%
Total interest-earning assets	2,450,290	56,786	4.66%	2,091,903	59,202	5.71%
Allowance for loan losses	(42,174)			(25,907)
Non-interest earning assets	163,773			150,474
Total average assets	$2,571,889			$2,216,470
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand and savings accounts	$871,676	1,318	0.30%	$807,043	2,027	0.51%
Money market accounts	384,289	1,316	0.69%	262,171	1,281	0.99%
Certificates of deposit	171,525	1,142	1.34%	180,586	1,203	1.34%
Total interest-bearing deposits	1,427,490	3,776	0.53%	1,249,800	4,511	0.73%
Short-term borrowings	12,205	-	0.00%	4,879	64	2.63%
Total interest-bearing liabilities	1,439,695	3,776	0.53%	1,254,679	4,575	0.74%
Non-interest bearing deposits	779,173			643,642
Total funding	2,218,868	3,776	0.34%	1,898,321	4,575	0.49%
Other non-interest bearing liabilities	14,684			16,173
Shareholders’ equity	338,337			301,976
Total average liabilities and shareholders’ equity	$2,571,889			$2,216,470
Net interest income		$53,010			$54,627
Interest rate spread			4.13%			4.97%
Net interest margin			4.35%			5.27%

________________________________

(1)	Excludes average unrealized gains (losses) of $7.3 million and ($3.9) million for the six months ended June 30, 2020 and 2019, respectively.
(2)	Does not include tax effect on tax-exempt investment security income of $161,000 and $211,000 for the six months ended June 30, 2020 and 2019, respectively.
(3)	Loan interest income includes loan fees of $3.2 million for both six months ended June 30, 2020 and 2019.